FOR IMMEDIATE RELEASE
Resonant Inc. Reports Third Quarter 2015 Financial Results and Provides Business Update
-- Management to Host Conference Call Today at 2:00 PT/5:00 ET
GOLETA, Calif. — November 10, 2015 -- Resonant Inc. (NASDAQ: RESN), a creator of innovative filter designs for radio frequency front-ends (RFFEs) for the mobile device industry, today announced financial results for the third quarter ended September 30, 2015 and provided a business update.

Chief Executive Officer Terry Lingren, stated: “During the quarter, we advanced the development of on-going projects and initiated new projects, thus increasing the potential for having multiple revenue streams from a diverse customer base. We now have five projects underway, three of which are for new prospective customers, in addition to our tunable prototype. The ability of Resonant to address this number of complex projects is a validation of the advancement of our design tools and capabilities and speaks to the confidence our customers have in Resonant’s design expertise. Of late, we have allocated many of our resources to these new projects in anticipation of one or more advancing to formal commitments with new customers over the course of the coming months.

“With respect to our longer-term tunable project, which will be the first of its kind in the world, we have made good progress toward completing this filter design and have our first working hardware of a two-band design. We are now targeting to complete the prototype in the first half of 2016 versus the end of 2015 as originally planned. This is due not only to the steep learning curve of the project but also because we chose to prioritize resources among those five projects that provide the potential to generate revenue in the next 12 months, while tunable is a longer term, albeit larger, opportunity. We have had several parties express interest in our tunable filter capabilities, and immediately upon completion of our prototype, we look forward to demonstrating this novel solution to those potential customers,” concluded Mr. Lingren.

Business Update
Other key areas of progress during the quarter included:

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Product 1: The second generation of the Product 1 filter design continues to be in the qualification process with the filter manufacturer, or fab, which is a required step prior to design acceptance by its customer.

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Product 2: Resonant is on track to complete the design under development during the first quarter of 2016. This design is intended to replace a BAW with a SAW filter for another hard band which, similar to Band 3, is one of the high-volume worldwide bands. The filter is being designed with a different fab from Product 1, and the fab has indicated its intent to sell the Resonant-designed filter directly into its existing channel of RFFE manufacturers and mobile device OEMs utilizing its existing manufacturing processes. Terms for a licensing deal have not yet been finalized.

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Tunable Filter: This first-of-its-kind tunable filter will be electronically programmed in real time for different filtering states so that one filter can do the work of many and therefore replace multiple filters.  Resonant started this program with a two-state (or two-band) filter and is moving toward ultimately designing a tunable filter reconfigurable between three bands.  Working hardware of the two-state filter is now being optimized in the lab.

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Formed an Advisory Board to aid Resonant in commercializing its designs and appointed three industry veterans as members, each of whom possesses expertise in business development, marketing and strategic partnerships for the wireless industry.

Financial Results for the Third Quarter1 and Year to Date

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Ended the Third Quarter with $7.9 million in cash and investments compared with $13.8 million in cash and investments at December 31, 2014. Management believes it has sufficient cash to support planned operations through the first half of 2016.

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Research and development (R&D) expenses totaled approximately $1.2 million in the Third Quarter compared with $623,000 a year ago, due to increased costs associated with increased headcount and a greater number of projects in development. Year to date, R&D expense totaled $3.3 million, up from $2.0 million a year ago.

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General and administrative (G&A) expenses totaled approximately $1.6 million in the Third Quarter, compared with $760,000 a year ago, which was the first full quarter of operations as a public company. Year to date, G&A expenses were $3.7 million, compared with $1.7 million in the first nine months of 2014.

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Operating loss increased to $2.9 million for the Third Quarter, from $1.4 million a year ago. The increased loss primarily reflected increased R&D activities and G&A expenses consistent with planned growth and being a public company. Year to date, the operating loss totaled approximately $7.3 million, up from $3.9 million a year ago.

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The net loss totaled approximately $2.9 million, or $0.40 per fully diluted share, for the Third Quarter, based on 7.2 million shares outstanding. This compared with a net loss in the same quarter last year of $1.4 million, or $0.21 per fully diluted share, based on 6.9 million shares outstanding. Year to date, the net loss totaled $7.2 million, or $1.01 per share, on 7.1 million shares outstanding, compared with a net loss of $7.6 million, or $2.04 per share, on 3.7 million shares outstanding, for the 2014 nine month period.

1 Financial data is for the third quarter (Third Quarter) and year to date ended September 30, 2015. Comparisons are to the comparable periods in 2014.

Conference Call
Investors interested in participating in the live call can dial 1-877-407-3982 from the U.S. or 1-201-493-6780 from international locations. A user-directed presentation will accompany the call and can be downloaded prior to the call at http://public.viavid.com/index.php?id=116430 and will be available for 60 days. A telephone replay will also be available approximately two hours after the call concludes and will run through November 17, 2015 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering Replay Pin Number: 13621573. The replay will also be posted to the IR section of the Resonant website at: http://ir.resonant.com/ir-calendar.

About Resonant Inc.
Resonant (NASDAQ: RESN) is a late-stage development company creating innovative filter designs for the RF front-end for the mobile device industry. The RFFE is the circuitry in a mobile device responsible for RF analog signal processing and is located between the device’s antenna and its digital baseband. Filters are a critical component of the RFFE that selects the desired radio frequency signals and rejects unwanted signals.

Using a patented, fundamentally new technology called Infinite Synthesized Networks™ (ISN™), Resonant has developed a new method of designing RF filters that can displace conventional filters by providing significant cost and size reductions, fewer components and improved performance. ISN can improve Surface Acoustic Wave (SAW) filters to work in difficult, Bulk Acoustic Wave (BAW) bands with performance that is competitive with best in class products that exist on the market today. These capabilities will also allow Resonant to create filter designs that tune between multiple bands. Resonant plans to market these tunable designs, which would replace several existing filters while significantly reducing the overall size and cost of the RFFE. For more information, please visit www.resonant.com.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements that include the following subjects, among others: the status of filter designs under development, the prospects for licensing filter designs upon completion of development, plans for other filter designs not currently in development, potential customers for Resonant’s designs, the timing and amount of future royalty streams, the expected duration of Resonant’s capital resources, hiring plans, the impact of Resonant’s designs on the mobile device market, and its business strategy. Forward-looking statements are made as of the date of this document and are inherently subject to risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including, without limitation, the following: Resonant’s limited operating history (particularly as a new public company); Resonant’s ability to complete designs that meet customer specifications; the ability of its customers (or their manufacturers) to fabricate our designs in commercial quantities; dependence on a small number of customers; the ability of Resonant’s designs to significantly lower costs compared to other designs and solutions; the risk that the intense competition and rapid technological change in our industry renders Resonant’s designs less useful or obsolete; Resonant’s ability to find, recruit and retain the highly skilled personnel required for the design process in sufficient numbers to support growth; the ability to manage growth; and general market, economic and business conditions. Additional factors that could cause actual results to differ materially from those anticipated by Resonant’s forward-looking statements are under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Resonant’s most recent Annual Report (Form 10-K) or Quarterly Report (Form 10-Q) filed with the Securities and Exchange Commission. Forward-looking statements are made as of the date of this release, and the Company expressly disclaims any obligation or undertaking to update forward-looking statements.
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Contacts
Resonant Inc.
Ina McGuinness
805-308-9803
IR@resonant.com

MZ North America
Matt Hayden
1-949-259-4986
Matt.hayden@MZGroup.us

Resonant Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
REVENUE
OPERATING EXPENSES
R&D expenses	$1,167,000	$623,000	$3,258,000	$2,026,000
G&A expenses	1,584,000	760,000	3,654,000	1,736,000
Depreciation and amortization	127,000	66,000	354,000	142,000
TOTAL OPERATING EXPENSES	2,878,000	1,449,000	7,266,000	3,904,000
OPERATING LOSS	(2,878,000)	(1,449,000)	(7,266,000)	(3,904,000)
OTHER INCOME (EXPENSE)
Interest income	7,000	13,000	23,000	15,000
Interest expense	0	(10,000)	0	(2,818,000)
Fair value adjustments to warrant and derivative liabilities	0	0	0	(2,015,000)
Other income	0	0	0	1,164,000
TOTAL OTHER INCOME (EXPENSE)	7,000	3,000	23,000	(3,654,000)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,871,000)	(1,446,000)	(7,243,000)	(7,558,000)
Provision for income taxes	—	0	(1,000)	(1,000)
NET LOSS	$(2,871,000)	$(1,446,000)	$(7,244,000)	$(7,559,000)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.40)	$(0.21)	$(1.01)	$(2.04)
Weighted average shares outstanding — basic and diluted	7,179,178	6,897,751	7,139,657	3,699,839

Resonant Inc.
Condensed Consolidated Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$2,861,000	$5,803,000
Investments held-to-maturity	5,004,000	7,999,000
TOTAL CURRENT ASSETS	7,980,000	13,908,000
PROPERTY AND EQUIPMENT, NET	1,082,000	1,041,000
TOTAL NONCURRENT ASSETS	862,000	515,000
TOTAL ASSETS	$9,924,000	$15,464,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
TOTAL CURRENT LIABILITIES	$1,198,000	$720,000
TOTAL LONG-TERM LIABILITIES	28,000	54,000
STOCKHOLDERS’ EQUITY
Common stock	7,000	7,000
Additional paid-in capital	37,132,000	35,880,000
Accumulated deficit	(28,441,000)	(21,197,000)
TOTAL STOCKHOLDERS’ EQUITY	8,698,000	14,690,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,924,000	$15,464,000